Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PREFERRED STOCK OF

BIOATLA, INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

BioAtla, Inc., a Delaware corporation (the “Company”) does hereby certify that the following resolutions were duly adopted by the Company’s board of directors:

RESOLVED, that no shares of the Company’s Series A Junior Preferred Stock are outstanding and that no shares of such stock will be issued subject to the certificate of designation previously filed with respect to such stock.

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Company’s certificate of incorporation all matters set forth in the certificate of designation with respect to the Company’s Series A Junior Preferred Stock.

In witness whereof, the Company has caused this certificate to be signed by its duly authorized officer this 30th day of January, 2026.

BIOATLA, INC.

By: /s/ Jay M. Short

Name: Jay M. Short, Ph.D.

Title: Co-founder, Chief Executive Officer and

Chairman of the Board of Directors